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                    [Letterhead of Talal Abu-Ghazaleh & Co.]

                                                                   EXHIBIT 23.11
                                                               DECEMBER 24, 1996

                            "TO WHOM IT MAY CONCERN"

    "As independent public accountants, we hereby consent to the use of our reports dated September 1, 1994, and April 18, 1995 and to all references made to the mentioned Audited Financial Statements.


    We are independent auditors with respect to the Aramex S.A.R.L. (LEBANON) and its affiliates within the meaning of the Securities Act of 1933 and the applicable published rules and regulations thereunder and in compliance with the International Auditing Standards.



Talal Abu-Ghazaleh & Co.
/s/ FOUAD NAJEM
Fouad Najem
Managing Partner